Exhibit 10.1

May 15, 2021

Sandra Rojas-Caro, MD

via email to srojascaro@icloud.com

Re: Offer Letter of Employment

Dear Dr. Rojas-Caro:

I am thrilled to confirm our offer to you of full-time employment with NeuBase Therapeutics, Inc. (the “Company”) in the position of Chief Medical Officer. Your effective start date will be on May 24, 2021. Your principal place of employment will be in the Boston, MA area and you will visit the Company’s headquarters in Pittsburgh, PA as appropriate. The terms of our offer and the benefits currently provided by the Company are as follows:

1.            Salary. Your starting annual salary will be $425,000 per year, less payroll deductions and withholdings, payable in accordance with the Company’s standard policies and procedures and will be subject to review from time to time in accordance with the Company’s policies. You will be eligible for an annual performance bonus with a target amount equal to 40% of your base salary (the “Annual Bonus”), provided you remain employed by the Company on the date bonuses are paid. The amount of the Annual Bonus will be determined by the Company’s Board of Directors (the “Board”) in good faith based on the level of achievement of the Company’s objectives established by the Board and your personal objectives established by the CEO with your input and presented to the Compensation Committee of the Board. Except as otherwise provided in this Agreement, you are entitled to such Annual Bonus determined by the Board if you are an active employee of the Company as of December 31 of the calendar year to which such Annual Bonus relates.

2.            Benefits. You will be eligible to participate in regular health insurance and other employee benefit plans established by the Company for its employees from time to time, subject to the terms and conditions of such plans. The Company reserves the right to change or otherwise modify, in its sole discretion, such benefit plans. You will be eligible for twenty-one (21) days of paid time off each year. The Company currently has nine (9) paid holidays each year. Paid time- off may be taken in accordance with applicable Company policies which may be modified from time to time.

3.            Equity. Subject to the approval of the Board, the Company will issue you a stock option to purchase 280,000 shares of Common Stock of the Company (the “Award”). The Award shall vest in accordance with the following schedule: l/4thof the total shares shall vest on the first anniversary of the effective date of your employment, and 1/36th of the remaining shares shall vest on a monthly basis starting on the first anniversary of the effective date of your employment; provided that vesting shall only occur on a scheduled vesting date if your employment has not terminated prior to such vesting date, inclusive. The Award shall be issued pursuant to Company’s 2019 Stock Incentive Plan (as amended, the “Plan”) and form of award agreement adopted by the Board for use thereunder (collectively, the “Grant Documents”). In the event of the termination of your employment by the Company (or its successor) without Cause or by you due to resignation for Good Reason, in either case within 12 months following a Change in Control (as defined in the Plan), then, subject to your execution and delivery of a general release of all claims, which shall include a non- disparagement provision, in a form to be provided by the Company (“Separation Agreement”), and such Separation Agreement becoming irrevocably effective within 60 days of the termination of your employment, your then outstanding, unvested Award, if any, will vest and be exercisable as to all of the covered shares. You should consult with your own tax advisor concerning the tax risks associated with accepting the Award. Notwithstanding anything to the contrary contained in this Agreement, the Separation Agreement (i) shall not contain any terms or conditions that lessen the rights and benefits to which you are entitled under this Agreement, the Grant Documents or any additional Awards (as defined in the Plan) under the Plan or increase your obligations under the Confidentiality Agreement and (ii) shall provide that the following claims are excluded from the general release of all claims set forth in the Separation Agreement: (a) any claims or rights which cannot be waived by law, including your right to accrued and unused vacation pay; (b) any claims for the payments and benefits due under this Agreement or claims to enforce rights that accrue under this Agreement following termination of employment; (c) any claims or rights to any vested benefits or vested rights that you may have under any employee benefit, retirement, pension or equity plans; (d) non- termination related claims under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.), as amended; (e) any rights and/or claims under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to elect continued group health plan coverage; (f) claims for reimbursement of approved business expenses incurred prior to the termination of employment; (g) rights, if any, to defense and indemnification from the Company or its insurers for actions taken by you in the course and scope of Executive’s employment with the Company, including, without limitation, rights of defense and indemnification under the Company’s Amended and Restated Bylaws, as a matter of law or under any directors and officers insurance policies or the Company’s indemnification policy; (h) any right you may have at law to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which you and the Company or its past, present and future trustees, officers, agents, administrators, representatives, employees, affiliates, or insurers are held jointly liable; or (i) any rights and/or claims you may have as a shareholder of the Company.

4.            Policies; Confidentiality. As a Company employee, you will be expected to abide by Company rules, procedures and policies, as adopted or revised from time to time, and acknowledge in writing that you have read the Company’s Employee Handbook. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the period of time that you are an employee of the Company, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard Proprietary Information and Inventions Assignment Agreement attached as Exhibit A (the “Confidentiality Agreement”) as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period of time that you render services to the Company, you agree not to engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company in the Competitive Field (“Compete”). You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that Competes with the Company. During the period of time that you are an employee of the Company, you will not assist any other person or organization in Competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that (i) this letter, (ii) the Confidentiality Agreement, (iii) the Grant Documents and (iv) your commencement of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers.

5.            At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means your employment relationship with the Company can be terminated by either of you or the Company for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any equity or benefit plan or program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written agreement signed by you and the Chief Executive Officer of the Company. Should your employment be terminated by the Company without Cause or by you with Good Reason, whether or not in connection with a change in control, subject to your execution and delivery of the Separation Agreement and such Separation Agreement becoming irrevocably effective within 60 days following the termination of your employment (such 60 day period, the “Release Period”), you will receive (A) continued payment of salary for 12 months; (B) reimbursement of 12 months of health benefits (COBRA subsidization) in accordance with the Company’s standard expense reimbursement procedures, (C) if you were still employed by the Company as of the last day of any calendar year but your employment is terminated before the date of the payment of any Annual Bonus related to such calendar year, the Annual Bonus for such calendar year that otherwise would have been payable had you remained employed through the payment (the “Post-Termination Bonus”); (D) a pro-rated portion of your Annual Bonus equal to one hundred percent (100%) of the target level set forth in Section 1 (the target level is defined as the amount of the Annual Bonus determined by the Company’s Board of Directors (the “Board”) in good faith based on the level of achievement of the Company’s objectives established by the Board and your personal objectives established by the CEO with your input) for the calendar year during which the termination of your employment occurs multiplied by a fraction with the numerator equal to the number of days you worked during such calendar year and the denominator equal to 365 (the “Pro-Rated Bonus”) and any amount payable with respect to the Post-Termination Bonus or Pro-Rated Bonus shall be paid at the same time and in the same form as would have been paid had you not been terminated; but not before January 1 or after December 31 of the year following the year in which your employment terminates (such continued base salary, COBRA subsidization, and pro-rated bonus, collectively, the “Severance”). For purposes of this Agreement, “Cause” means: (i) your continued and willful failure to substantially perform the material duties and obligations under this Agreement (for reasons other than death or disability), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) your willful failure or refusal to comply with the policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by you that benefits you at the expense of the Company; (iv) your violation of a federal or state law or regulation applicable to the Company’s business; (v) your plea of nolo contendere or guilty to, any misdemeanor involving moral turpitude or any felony under the laws of the United States or any state; (vi) your material breach of the terms of this Agreement or the Confidentiality Agreement; or (vii) your continued failure to take such lawful actions as directed by the Board which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company. For purposes of this Agreement, “Good Reason” means (i) a reduction in your base salary other than comparable reductions applied to substantially all similarly situated employees, (ii) the relocation of your principal place of employment by more than fifty (50) miles from the prior location, or (iii) a material diminution in your title, duties, or responsibilities; provided, however a resignation shall be for Good Reason only if (X) you provide written notice to the Company of the potential Good Reason trigger within thirty (30) days of the occurrence of the potential Good Reason trigger, (Y) the Company does not cure the potential Good Reason trigger within thirty (30) days of receipt of notice, and (Z) you resign your employment within thirty (30) days following the expiration of the Company’s 30-day cure period. Severance shall accrue until the required Separation Agreement becomes irrevocably effective, with accrued amounts paid on the first regularly scheduled payroll date thereafter; provided, however, that in the event the Release Period spans two calendar years, no Severance shall be paid or provided prior to January 1 of the second calendar year. In the case of voluntary resignation or termination for Cause, you will be subject to a 12 month non-compete in the general area of business or proposed business of NeuBase (the “Competitive Field”).

6.            Arbitration. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, equity or phantom equity in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its or his option, seek injunctive relief in court related to claims arising under the Confidentiality Agreement or otherwise relating to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. All arbitration hearings shall be conducted in Pittsburgh, Pennsylvania. This letter does not apply or preclude resort to government agency processes or proceedings, and does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect, a copy of which can be obtained at https://www.jamsadr.com/rules-employment- arbitration/. Except as otherwise may be required by law, the parties to the arbitration shall share equally the JAMS fee and the arbitrator’s fee; provided, however, that the arbitrator at the conclusion of the arbitration shall award costs and fees to the prevailing party. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The Federal Arbitration Act shall govern this section, but if for any reason the FAA is held to be inapplicable, then the law of arbitrability of Pennsylvania shall apply.

7.            Full-Time Employee. Since you are a full-time employee, during the term of your employment you agree to devote your best efforts to the interests of the Company and not to engage in employment that competes with or otherwise has an adverse effect on the Company’s business or your ability to perform your services hereunder. Notwithstanding anything to the contrary contained in this Agreement, (i) you may engage in religious, charitable or other community activities (ii) you may serve as an advisor to 3rd party companies which are not in the Competitive Field as long as such services and activities are mutually agreed upon with the CEO and disclosed to the Board and do not interfere with the performance of your duties to the Company and (iii) you may serve as a member of the Scientific Advisory Board of Summation Bio, Inc.

8.            Electronic Communication. Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or Company’s Certificate of Incorporation or Bylaws. You hereby consent to receive such documents and notices by such electronic delivery (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) and agree to participate through any on-line or electronic system that may be established and maintained by Company or a third party designated by Company.

9.            Entire Agreement; Applicable Law. This offer, the Confidentiality Agreement and the Grant Documents, once accepted, constitute the entire agreement between you and the Company with respect to the subject matter hereof and thereof and supersede all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this letter for the purpose of inducing you to countersign this letter, and you acknowledge that you have countersigned this letter in reliance only upon such promises, representations and warranties as are contained herein. Except to the extent governed by federal law, this letter will be construed and enforced according to the laws of the State of Pennsylvania, other than the choice of law provisions thereof.

10.            Taxes. The Company shall withhold taxes and other amounts from payments it makes pursuant to this letter as it reasonably determines.

11.            Section 409A. This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and will be interpreted and construed consistent with that intent. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of your employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” under Section 409A, the payment will be paid (or provided) in accordance with the following: if you are a “Specified Employee” within the meaning of Section 409A on the date of your termination of employment, then no such payment shall be made or commence during the period beginning on the date of termination and ending on the date that is six (6) months following the date of termination or, if earlier, on the date of your death. The amount of any payment that would otherwise be paid to you during this period will instead be paid on the fifteenth (15th) day of the first calendar month following the end of the period. Furthermore, payments with respect to reimbursements of expenses shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

12.            Validity/Severability. The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of this letter, which shall remain in full force and effect. If any provision of this letter is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given our intent hereto.

13.            Acceptance. If you decide to accept our offer, please countersign the enclosed copy of this letter in the space indicated, as well as the Confidentiality Agreement and return both documents to me. Your signatures will acknowledge that you have read and understood and agreed to the terms and conditions of this letter and the Confidentiality Agreement. Should you have anything else that you wish to discuss, please do not hesitate to call me.

14.            Background Check. Our offer of employment is contingent upon completion of a satisfactory background check (including criminal history) conducted in accordance with applicable law.

[SIGNATURE PAGE FOLLOWS]

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

Dietrich A. Stephan, Ph.D.
Chief Executive Officer

/s/ Dietrich Stephan, Ph.D.

I have read and understood this letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

By: /s/ Sandra Rojas-Caro
Employee Name: Sandra Rojas-Caro, MD

Date signed:	5/17/2021

Exhibit A

Employee Proprietary Information and Invention Assignment Agreement